EXHIBIT 99.1

                                  PRESS RELEASE
                                  -------------

         EDUCATIONAL DEVELOPMENT CORPORATION REPORTS SIX MONTHS RESULTS
         --------------------------------------------------------------

TULSA, Okla.--October 13, 2005--Educational Development Corporation (NASDAQ:
EDUC) reported today that net revenues for the six months ended August 31, 2005 were $15,020,800 compared with $15,545,500 for the same six-months a year ago. Net earnings for the six months ended August 31, 2005 were $1,140,000 compared with net earnings of $1,276,800 for the same six-months a year ago. Net revenues for the three months ended August 31, 2005 were $6,794,100 compared with $6,992,200 for the same period last year. Net earnings for the three months ended August 31, 2005 were $394,800 compared with $452,400 for the same period last year.

The Company reports that net revenues in the Publishing Division are up sharply for the year. Net revenue for the first quarter ended May 31, 2005 increased 7%, net revenue for the second quarter ended August 31, 2005 increased 17% and the trend has continued as net revenue increased 36% in September. This upward trend is due in part to the comprehensive marketing and promotion program implemented in January 2005.

The Home Business Division is also improving. While retail sales were off 15% in June and 19% in July when compared with the same periods in the previous year, during August additional promotions and incentives were added to the marketing programs, which resulted in August declining only 2% followed by a 5% increase in September. During the last week of August and the month of September, the Home Business Division recorded the largest group of new sales associates in our history, with 1,500 new sales associates joining the Home Business Division. For the month of September, new sales associates joining the program increased 82% over last September.

Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 5,100 retail stores and over the Internet. The Company offers over 1,400 different titles for children of all ages.

                                  Three Months Ended August 31    Six Months Ended August 31,
                                 -----------------------------   -----------------------------
                                     2005            2004            2005            2004
                                 -------------   -------------   -------------   -------------
Net Revenues                     $   6,794,100   $   6,992,200   $  15,020,800   $  15,545,500
                                 =============   =============   =============   =============
Earnings Before Income Taxes     $     638,400   $     725,400   $   1,840,900   $   2,061,100

Income Taxes                           243,600         273,000         700,900         784,300
                                 -------------   -------------   -------------   -------------
Net Earnings                     $     394,800   $     452,400   $   1,140,000   $   1,276,800
                                 =============   =============   =============   =============
Earnings Per Share:
    Basic                        $        0.11   $        0.11   $        0.30   $        0.32
                                 =============   =============   =============   =============
    Diluted                      $        0.10   $        0.11   $        0.29   $        0.30
                                 =============   =============   =============   =============
Weighted Average Shares:
    Basic                            3,745,057       3,982,493       3,741,595       3,991,971
                                 =============   =============   =============   =============
    Diluted                          3,905,290       4,157,072       3,903,439       4,193,679
                                 =============   =============   =============   =============

      Contact:
            Educational Development Corporation
            Randall White, (918) 622-4522